                                                                    EXHIBIT 4.11

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NO SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY ACCEPTABLE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

                CONVERTIBLE SENIOR SUBORDINATED PROMISSORY NOTE
                -----------------------------------------------

$1,864,000.00                                         November 18, 1996
                                                      Cupertino, California

     For value received, Mpath Interactive, Inc., a Delaware corporation (the "Company"), promises to pay to Viacom International Inc., a Delaware corporation
--------
(the "Holder"), the principal sum of One Million Eight Hundred Sixty-Four
      ------
Thousand Dollars ($1,864,000.00). Interest shall accrue from the date of this Note on the unpaid principal amount at the prime rate announced from time to time by Citibank, compounded annually. Principal and accrued interest shall be due and payable upon the fifth anniversary of the date hereof, subject to the terms of Sections 2 and 4 hereof. This Note is referred to herein as the "Note." This Note is subject to the following terms and conditions.

     1.   MATURITY.  Unless converted as provided in Section 2, or unless it
          --------
becomes due and payable earlier under Section 4, this Note will automatically mature and be due and payable upon the fifth anniversary of the date hereof. Interest shall accrue on this Note but shall not be due and payable until the maturity date of this Note, as the same may be accelerated under Section 4. Notwithstanding the foregoing, the entire unpaid principal sum of this Note, together with accrued and unpaid interest thereon, shall become immediately due and payable upon the insolvency of the Company, the commission of any act of bankruptcy by the Company, the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act or the continuation of such petition without dismissal for a period of thirty (30) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of the Company.

     2.   CONVERSION.
          ----------

          (a) INVESTMENT BY THE HOLDER.  The entire (but not less than the
              ------------------------
entire) amount of unpaid principal and accrued but unpaid interest under this Note may be converted, at the Holder's option, into shares of the Company's Common Stock at any time on and after the earliest to occur of the following:
(i) the filing by the Company with the Securities and Exchange Commission or any comparable or successor agency of a registration statement with respect to the initial public offering of its Common Stock (the "IPO") or (ii) the execution of a definitive agreement concerning a Sale Transaction. A "Sale Transaction" is any transaction between the Company and/or its stockholders pursuant to which
(i) any one or more person or persons or other entities acquires all or substantially all of the Company's assets; or
(ii) the Company's stockholders of record as constituted immediately prior to the closing of such transaction will, immediately after such transaction (by virtue of securities issued as consideration for the Company's acquisition or sale or otherwise) hold less than a majority of the voting power of the surviving entity, in the case of either (i) or (ii) above, whether through a merger, consolidation, acquisition, grant of irrevocable proxy or otherwise. Notice thereof shall be delivered to the Holder by the Company promptly after the date of filing with the Securities and Exchange Commission of the registration statement associated with the IPO or the execution of a definitive agreement with respect to such third-party acquisition. The number of shares of Common Stock to be issued upon such conversion shall be equal to the quotient obtained by dividing (i) the entire amount of unpaid principal and interest due under this Note by (ii) (a) the price per share at which the Common Stock is sold to the underwriters in the case of an IPO (i.e. the price to the public less the underwriting discount) or (b) the consideration per share paid in an acquisition of the Company, as determined in good faith by the Company's Board of Directors, in each case rounded downwards to the nearest whole share. Such conversion shall be conditioned upon the consummation of the IPO or the third party acquisition, as the case may be, and requires at least five (5) days notice to the Company.

          (b)  MECHANICS AND EFFECT OF CONVERSION.  No fractional shares of the
               ----------------------------------
Company's capital stock will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal and interest balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense the Company will, as soon as practicable thereafter and in no event later than three (3) business days thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Subject to the foregoing, upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount and accrued interest being converted including without limitation the obligation to pay such portion of the principal amount and accrued interest.

     3.   PAYMENT.   Both principal and interest hereunder are payable not later
          -------
than 11:00 A.M. (New York City time) on the day for payment thereof in lawful money of the United States of America to the Holder at 1515 Broadway, New York, NY 10036 (or such other address as the Holder designates in writing), in same day funds. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest. "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and California. The Company hereby authorizes the Holder and each of its affiliates (the "Affiliates" or, each, an "Affiliate") that, as a single entity (a) directly or indirectly owns 100% of the Holder, (b) directly or indirectly is owned 100% by the Holder or (c) directly or indirectly is under common control with the Holder, at any time following an Event of Default as defined hereunder, and to the fullest extent permitted by law, to set off any indebtedness at any time owing by the Holder or such affiliate to or for the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Note. Prepayment of this Note, in whole or in part, may be made at any time without penalty upon at least 10 days notice to the Holder.

     4.   EVENTS OF DEFAULT. If any of the following events ( an "Event of
          -----------------                                       --------
Default") shall occur and be continuing:
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     (a)  the Company shall fail to pay any principal of the Note when the same becomes due and payable or the Company shall fail to pay any interest on the
Note in each case when the same becomes due and payable;

     (b) the Company shall generally not pay its bonafide, undisputed debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Company seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur, or the Company shall take any corporate action to authorize any of the actions set forth above in this subsection (b);

     (c) any final judgment or order no longer subject to appeal for the payment of money in excess of $250,000 shall be rendered against the Company and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and shall not have been stayed or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

     (d) any non-monetary final judgment or order no longer subject to appeal shall be rendered against the Company that has a material adverse effect on (a) the rights and remedies of the Holder under this Note and/or that certain Security Agreement (the "Security Agreement") of even date hereof by and between the Company and the Holder (collectively, this Note and the Security Agreement are referred to as the "Loan Documents") or (b) the ability of the Company to perform its obligations under the Loan Documents, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

     (e) The Company shall fail to perform or observe any material covenant, negative covenant, condition or agreement to be performed or observed by the Company in the Loan Documents, and such failure shall continue unremedied after occurrence of such failure for a period of thirty days after the earlier of the Company's actual knowledge of such failure or receipt of written notice thereof;

     (f) The Company shall fail to perform or observe any material covenant, negative covenant, condition or agreement to be performed or observed by the Company in any agreement with respect to Senior Indebtedness (as defined below); provided, however, that in the event such failure to perform or observe ("Senior Event of Default") is waived by the holder of the Senior Indebtedness, or such agreement with respect to Senior Indebtedness is amended so that such failure to perform no longer is in effect, then there shall be no Senior Event of Default and no Event of Default under this clause (f);

then, and in any such event, this Note, all interest thereon and all other amounts payable under this Note shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

     No amendment or waiver of any provision of this Note, nor consent to any departure by the Company herefrom, shall in any event be effective unless the same shall be in writing and signed by the Holder and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The Company agrees to pay on demand (i) all costs and expenses of the Holder incurred after an Event of Default in connection with the modification and amendment of the Loan Documents (including, without limitation, the reasonable fees and expenses of counsel for the Holder with respect thereto, with respect to advising the Holder as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with the Company or with other creditors of the Company arising out of any Event of Default or any events or circumstances that may give rise to an Event of Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally and any proceeding ancillary thereto, in an amount not to exceed $20,000 for all of the foregoing costs and expenses collectively) and (ii) all costs and expenses of the Holder in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Holder with respect thereto) whether or not such costs or expenses are covered by clause (i), and without regard to the limitations of clause (i). In addition, the Company shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Note and the Security Agreement and agrees to save the Holder harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes.

     5.   SECURITY AGREEMENT.  This Note is the Note referred to in, and is
          ------------------
entitled to the benefits of, the Security Agreement. The obligations of the Company under this Note are secured by the Collateral as provided in the Security Agreement.

     6.   TRANSFER; SUCCESSORS AND ASSIGNS.  The terms and conditions of this
          --------------------------------
Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Except for a transfer to an Affiliate of the Holder, this Note may be transferred only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form reasonably satisfactory to the Company. Thereupon, a new note for the same principal amount will be issued to, and registered in the name of, the transferee. Principal is payable only to the registered holder of this Note. In the event of transfer to an Affiliate, any payment under this Note shall be made to the Holder unless the Company is otherwise notified in writing.

     7.   GOVERNING LAW. This Note and all acts and transactions pursuant hereto
          -------------
and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the state of New York, without giving effect to the principles of conflicts of law.

     8.   JURISDICTION AND VENUE.  Each of the parties hereto hereby irrevocably
          -----------------------
and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment in the manner required by those jurisdictions or in any other manner provided by law. Nothing in this Note shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Note in the courts of any jurisdiction.

     9.   WAIVER OF JURY TRIAL. The Company and the Holder hereby irrevocably
          --------------------
waive all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) arising out of or relating to this Note or the actions of the Company or the Holder in the negotiation, administration, performance or enforcement thereof.

     10.   NOTICES.
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           (a) All notices and other communications required or permitted under this Note shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) Business Days after the postmarked date thereof and, if telecopied, shall be followed forthwith by letter and shall be deemed to have been received on the next business day following dispatch and acknowledgment of receipt by the recipient's telecopy machine. In addition, notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Note shall be given to the parties hereto at the following addresses: if to the Company at its address at 10455-A Bandley Drive, Cupertino, California 95014, Attention: Chief Executive Officer, telecopy number: (408) 342-8811 with a copy to Venture Law Group, 2800 Sand Hill Road, Menlo Park, California 94025, Attention: Jeffrey Y. Suto, Esq.; telecopy number: (415) 854-1121 and if to the Holder at its address at 1515 Broadway, New York, New York 10036, Attention: Kevin L. Reymond, Senior Vice President, Chief Financial Officer, Viacom Interactive Media, telecopy number: (212) 258-7154 with a copy to: Lawrence Rubin, Vice President-Counsel/Financial, telecopy number: (212) 846-1428.

          (b) Any party hereto may change the address to which notices shall be directed under this Section 9 by giving ten (10) days written notice of such change to the other parties.

     11.  AMENDMENTS AND WAIVERS.  Any term of this Note may be amended with the
          ----------------------
written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 11 shall be binding upon the Company, the Holder and each transferee of the Note.

     12.  SHAREHOLDERS, OFFICERS AND DIRECTORS NOT LIABLE.  In no event shall
          -----------------------------------------------
any shareholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Note.

     13.  SUBORDINATION.
          -------------

          (a) The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of the Company's Senior Indebtedness. "Senior Indebtedness" shall mean the principal of, and unpaid
                -------------------
interest and premium, if any, on (i) secured indebtedness of the Company for money borrowed, whether presently outstanding or hereafter created, to banks, savings and loan associations, insurance companies, Foothill Capital Corporation, Congress Financial Corporation, CIT Corporation, General Electric Capital Corporation or other asset-based lenders of comparable quality or other similar lending institutions regularly engaged in the business of lending money to commercial borrowers ("Qualified Institutions") in a transaction or series of related transactions in which the primary purpose is to lend money to the Company; (ii) any secured indebtedness of the Company to one or more Qualified Institutions for a guarantee of the indebtedness for money borrowed by a wholly-owned subsidiary of the Company which represents the secured indebtedness of such subsidiary, whether presently outstanding or hereafter created; and (iii) any deferrals, renewals or extensions of the secured indebtedness described in
(i) and (ii) above.

          (b) (i) Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangement with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshaling of the assets and liabilities of the Company, (ii) in the event this Note shall be declared due and payable as a result of an Event of Default under
Section 4, or (iii) in the event this Note matures under Section 1 and at the time of such maturity a Senior Event of Default exists and is continuing, no amount shall be paid by the Company, whether in cash or property in respect of the principal of or interest on this Note at the time outstanding, unless and until the full amount of any Senior Indebtedness then outstanding shall be paid in full, or in the case of clause (iii), until such Senior Event of Default shall have been cured or waived or shall cease to exist.

          (c) If a Senior Event of Default has occurred (including without limitation as a result of a cross-default provision) permitting the holder of such Senior Indebtedness thereof to accelerate the maturity thereof, then (i) unless and until such Senior Event of Default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full, no payment shall be made in respect of the principal of or interest on this Note; and (ii) the Holder agrees that it shall not take any enforcement actions with respect to this Note and payments due hereunder for a period of ninety (90) days following the occurrence of such Senior Event of Default.

          (d) The security interest in certain assets of the Company granted by the Company to the Holder pursuant to the Security Agreement to secure repayment of this Note shall be and hereby is made subordinate to any security interest in such collateral that is or shall be granted to the holder or holders of Senior Indebtedness.

          (e) Should any payment or distribution be received by the Holder in derogation of the provisions of Section 13(b) or at a time there is a Senior Event of Default which has not been cured, waived, or otherwise ceases to exist, prior to the satisfaction of all Senior Indebtedness then outstanding, the Holder shall receive and hold the same in trust, as trustee, for the benefit of any and all holders of such Senior Indebtedness and shall forthwith deliver the same to such holders of Senior Indebtedness in precisely the same form received (except for the endorsement or assignment of the Holder where necessary) for application on the Senior Indebtedness, due or not due, and until so delivered, the same shall be held in trust by the Holder as the property of the holders of outstanding Senior Indebtedness.

          (f) The Holder hereby agrees to enter into such form of intercreditor or subordination agreement as may reasonably be requested from time to time by future holders of Senior Indebtedness in order to secure the rights and priorities of such parties with respect to their claims against the Collateral, provided that such agreements shall not place any greater obligations on the Holder than are expressly set forth in Section 13 of this Note and shall not affect the Holder's right or ability to collect and receive payment on and enforce this Note in any manner other than as expressly provided in Section 13 of this Note.

          (g) After all of the Senior Indebtedness has been paid in full and until this Note has been paid in full, the Holder shall be subrogated to the rights of any holder of Senior Indebtedness to receive payments and distributions of assets with respect to the Senior Indebtedness, to the extent that amounts distributed to the Holder have been paid over to the holder of Senior Indebtedness pursuant to Section 13(e). As between the Company and the Holder, a distribution applied to the payment of the Senior Indebtedness in accordance with the provisions of this Note which otherwise would have been made to the Holder shall not be deemed a payment by the Company on the Note, it being understood that the subordination provisions of the Note are and are intended solely for the purpose of defining the relative rights of the Holder, on the one hand, and the holders of Senior Indebtedness, on the other hand. Notwithstanding anything to the contrary in this Section 13 or any other provisions of this Note, nothing contained in this
Section 13 or any other provision of this Note shall impair, as between the Company and the Holder, the obligation of the Company, which is absolute and unconditional, to pay to the Holder hereof all indebtedness owing under this Note as and when the same shall become due and payable, or shall prevent the Holder (subject to Section 13(c)(ii)), upon default hereunder, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, all subject to the rights, if any, of the holders of Senior Indebtedness under the preceding paragraphs to receive cash or other properties otherwise payable or deliverable to the Holder pursuant to this Note.


                                    COMPANY:

                                    MPATH INTERACTIVE, INC.

                                    By: /s/ Paul Matteucci
                                        ------------------

                                    Name: Paul Matteucci
                                          ----------------
                                           (print)
                                    Title: President and Chief Executive Officer
                                           -------------------------------------

                                    Address:  10455-A Bandley Drive
                                              Cupertino, CA 95014

AGREED TO AND ACCEPTED:

VIACOM INTERNATIONAL INC.

By:    /s/ Wayne D. Smith
      ----------------------

Name:  Wayne D. Smith
       ---------------------
          (print)
Title: Assistant Secretary
       ---------------------

Address:  1515 Broadway
          New York, New York  10036